Exhibit (10)(e)(2)

ALLTEL CORPORATION

Resolutions of the Board of Directors
October 23, 2003

Re:  Amendments to ALLTEL Corporation Supplemental Executive Retirement Plan

WHEREAS, ALLTEL Corporation (“ALLTEL”) maintains the ALLTEL Corporation Supplemental Executive Retirement Plan (First Restatement) (the “Restated SERP”); and

WHEREAS, the Board of Directors deems it advisable to amend the Restated SERP in the manner set forth in these resolutions;

NOW, THEREFORE, BE IT RESOLVED that, effective October 23, 2003, but with respect only to Kevin L. Beebe, Michael T. Flynn, Scott T. Ford, Jeffrey H. Fox, Francis X. Frantz, Jeffery R. Gardner, and any person who is designated as a participant in the Restated SERP by an action of the Board of Directors taken after October 23, 2003, the Restated SERP is amended as follows:

1.             Section 2.01(b) is amended to provide as follows:

(b)           “Benefit Percentage” means:

(1)           with respect to a Participant whose Normal Retirement Date has occurred, sixty percent (60%);

(2)           with respect to a Participant whose Normal Retirement Date has not occurred but whose Early Retirement Date has occurred:

(a)           if the Participant’s Special Early Retirement Date has not occurred, forty-five percent (45%), increased, but not to in excess of sixty percent (60%), by the addition of a percentage equal to the product of fifteen percent (15%) and a fraction, the numerator of which is the number of completed calendar months of service of the Participant with the Controlled Group occurring in and after the calendar month in which his Early Retirement Date occurred and prior to his Normal Retirement Date, and the denominator of which is the number of completed calendar months of service with the Controlled Group the Participant would have if he remained continuously employed with the Controlled Group in and after the calendar month in which the Participant’s Early Retirement Date occurred until the last day of the calendar month immediately preceding the date on which his Normal Retirement Date would occur if he remained continuously employed by the Controlled Group; or

(b)           if the Participant’s Special Early Retirement Date has occurred, the greater of:

(i)            forty-five percent (45%), increased, but not to in excess of sixty percent (60%), by the addition of a percentage equal to the product of fifteen percent (15%) and a fraction, the numerator of which is the number of completed calendar months of service of the Participant with the Controlled Group occurring in and after the calendar month in which his Early Retirement Date occurred and prior to his Normal Retirement Date, and the denominator of which is the number of completed calendar months of service with the Controlled Group the Participant would have if he remained continuously employed with the Controlled Group in and after the calendar month in which the Participant’s Early Retirement Date occurred until the last day of the calendar month immediately preceding the date on which his Normal Retirement Date would occur if he remained continuously employed by the Controlled Group; or

(ii)           forty percent (40%), increased, but not to in excess of sixty percent (60%), by the addition of one-half of one percent (.50%) for each of the Participant’s Special Early Retirement Benefit Points; or

(3)           with respect to a Participant whose Normal Retirement Date has not occurred and whose Early Retirement Date has not occurred but whose Special Early Retirement Date has occurred, forty percent (40%), increased, but not to in excess of sixty percent (60%), by the addition of one-half of one percent (.50%) for each of the Participant’s Special Early Retirement Benefit Points.

2.             Section 2.01(g) is amended to provide as follows:

(g)           “Compensation” means, with respect to the Controlled Group, for a calendar year, the sum of: (a) the Participant’s base salary paid to the Participant during the calendar year; and (b) the total of all amounts paid to the Participant pursuant to all short-term incentive compensation plans during the calendar year; and (c) if a Payment Trigger has occurred with respect to the Participant, the total of all amounts paid to the Participant pursuant to all long-term incentive compensation plans during the calendar year.

For purposes of this definition, short-term incentive compensation plans shall include, without limitation, the ALLTEL Corporation Performance Incentive Compensation Plan or any successor thereto as in effect from time to time, and any short-term incentive bonus plan or arrangement that provides for payment of cash compensation, and shall exclude, without limitation, the ALLTEL Corporation Long-Term Performance Incentive Compensation Plan or any successor thereto as in effect from time to time, any arrangement providing incentive compensation determined on the basis of a measuring period in excess of twelve calendar months, the ALLTEL Corporation Executive Deferred Compensation Plan or any successor thereto as in effect from time to time, the ALLTEL Corporation 1998 Management Deferred Compensation Plan or any successor thereto as in effect from time to time, any plan qualified or intended to be qualified under Section 401(a) of the Code and any plan supplementary thereto, executive fringe benefits, and any plan or arrangement under which stock, stock options, stock appreciation rights, restricted stock or similar options, stock, or rights are issued.

For purposes of this definition, long-term incentive compensation plans shall include, without limitation, the ALLTEL Corporation Long-Term Performance Incentive Compensation Plan or any successor thereto as in effect from time to time, and any long-term incentive bonus plan or arrangement that provides for payment of cash compensation, and shall exclude, without limitation, the ALLTEL Corporation Performance Incentive Compensation Plan or any successor thereto as in effect from time to time, any arrangement providing incentive compensation determined on the basis of a measuring period not in excess of twelve calendar months, the ALLTEL Corporation Executive Deferred Compensation Plan or any successor thereto as in effect from time to time, the ALLTEL Corporation 1998 Management Deferred Compensation Plan or any successor thereto as in effect from time to time, any plan qualified or intended to be qualified under Section 401(a) of the Code and any plan supplementary thereto, executive fringe benefits, and any plan or arrangement under which stock, stock options, stock appreciation rights, restricted stock or similar options, stock, or rights are issued.

Notwithstanding the foregoing:  (1) Compensation shall not be affected by any compensation reduction pursuant to a “cafeteria plan” as defined in Section 125 of the Code; (2)  Compensation shall not be affected by the deferral of any amount that would otherwise constitute Compensation under any cash-or-deferred arrangement under Section 401(k) of the Code or under any nonqualified arrangement, and any such deferred amount (that would otherwise be Compensation) shall be credited to the Participant as Compensation during the calendar year when the deferred amount would have been paid (in the absence of the deferral election) rather than during the period when the deferred amount is paid; and (3) in no event shall any of the following be included as Compensation: (a) any bonus payment not paid pursuant to a formalized incentive compensation plan or arrangement covering executives of the Controlled Group; (b) any payment, whether paid before or after employment termination, pursuant to or in respect of any severance or change in control plan, arrangement, or agreement, including, without limitation, any agreement covered by Section 2.01(u), the Amended and Restated Change-In-Control Severance Agreement dated as of December 29, 1997 between Kevin L. Beebe and 360° Communications Company, as amended, and the Amended and Restated Change-In-Control Severance Agreement dated as of December 29, 1997 between Jeffery R. Gardner and 360° Communications Company, as amended; and (c) any amount paid or payable under the Plan.

3.             Section 2.01(q) is amended to provide as follows:

(q)           “Normal Retirement Date” means the date on which the earliest of the following has occurred with respect to the Participant:  (1) the Participant is alive, the Participant is an employee of the Controlled Group, the Participant has five or more Vesting Years of Service each of which were earned in a calendar year beginning after the date on which occurred the action of the Board designating the Participant as a participant in the Plan, and the last day of the calendar month in which the Participant’s sixty-fifth (65th) birthday occurs has ended; or (2) the Participant is alive, the Participant’s Early Retirement Date has occurred other than by reason of a Payment Trigger, and a Payment Trigger with respect to the Participant has occurred.

4.             Section 2.01(y) is amended to provide as follows:

(y)           “Retirement” means that the Participant is alive and is no longer an employee of any member of the Controlled Group on a date occurring after the Participant’s Normal Retirement Date, after the Participant’s Early Retirement Date, or after the Participant’s Special Early Retirement Date.

5.             Article II is amended by adding at the end thereof a new Section 2.01(dd) to provide as follows:

(dd)         “Competition with ALLTEL” means that, prior to the Participant’s fifty-fifth (55th) birthday, the Participant, directly or indirectly (whether as an officer, director, employee, sales representative, agent, principal, proprietor, consultant, advisor, partner, lender, investor or otherwise), engages in any aspect of the communications business in which the Controlled Group is engaged as a material portion of its business or any other business in which the Controlled Group is engaged as a material portion of its business; except that the foregoing provisions shall not prevent the Participant from owning, solely for investment purposes, up to five percent of the issued and outstanding capital stock of any publicly traded company, or serving on the board of directors of any company that the Chief Executive Officer of the Company approves, which approval shall not be unreasonably withheld.

6.             Article II is amended by adding at the end thereof a new Section 2.01(ee) to provide as follows:

(ee)         “Special Early Retirement Date” means the date on which the following has occurred with respect to the Participant:  the Participant is alive, the Participant is an employee of the Controlled Group, the last day of the calendar month in which the Participant’s forty-fifth (45th) birthday occurs has ended, and either (1) the Participant is a “Current Participant” (as defined in Section 3.07), or (2) the Participant is not a “Current Participant” (as defined in Section 3.07) and the Participant has five or more Vesting Years of Service each of which were earned in a calendar year beginning after the date on which occurred the action of the Board designating the Participant as a participant in the Plan.

7.             Article II is amended by adding at the end thereof a new Section 2.01(ff) to provide as follows:

(ff)           “Special Early Retirement Benefit Points” means with respect to a Participant the amount (if any) by which the sum of the Participant’s age at the Participant’s most recent birthday and the number of the Participant’s Vesting Years of Service exceeds 50.

8.             Article III is amended by adding at the end thereof a new Section 3.06 to provide as follows:

Section 3.06.  Non-Payment/Recovery of Certain Retirement Benefits For Competition.  Notwithstanding any other provision of the Plan: If the Retirement of a Participant occurs prior to the Participant’s Early Retirement Date and prior to the Participant’s fifty-fifth (55th) birthday, no benefits under the Plan with respect to the Participant shall be paid or payable with respect to any calendar month during which the Participant is in Competition with ALLTEL, and the Company shall be entitled to recover (including, without limitation, by offset against future benefits otherwise payable under the Plan) from the Participant the aggregate dollar amount of any benefits under the Plan paid to or with respect to the Participant with respect to any calendar month during which the Participant is in Competition with ALLTEL.  (Benefits otherwise payable under the Plan shall resume for calendar months following the calendar month in which the Participant ceases to be in (and is not in) Competition with ALLTEL.)

9.             Article III is amended by adding at the end thereof a new Section 3.07 to provide as follows:

Section 3.07.  Special Early Retirement Additional Service Requirement and Related Provisions For Certain Participants.  Notwithstanding any other provision of the Plan, and with respect only to Kevin L. Beebe, Michael T. Flynn, Scott T. Ford, Jeffrey H. Fox, Francis X. Frantz, and Jeffery R. Gardner (for purposes of this Section 3.07 and Section 2.01(ee), each a “Current Participant”): A Current Participant shall not be eligible for, qualify for, or receive any benefits under the Plan with respect to a Special Early Retirement Date and a Current Participant’s Special Early Retirement Date (or any Retirement with respect thereto) shall not occur for any purpose under the Plan prior to the date on which the Current Participant has three or more Vesting Years of Service each of which were earned in a calendar year beginning after December 31, 2003.

10.           The first sentence of Section 5.01 is amended to provide as follows:

The Board from time to time may amend, suspend, or terminate, in whole or in part, any or all of the provisions of the Plan, effective as of any date specified in the action by the Board, except that no such action, other than an action that increases benefits provided by the Plan, taken by the Board on or after the date a Change in Control or Payment Trigger has occurred with respect to a Participant or on or after the date on which a Participant’s Special Early Retirement Date, Early Retirement Date, Normal Retirement Date, or death, as applicable, has occurred shall be effective with respect to the Participant (or the Participant’s Spouse, spouse, dependents or other person claiming through the Participant or Spouse), unless the Participant, spouse or Spouse consents in writing thereto.

RESOLVED FURTHER, that the officers of ALLTEL be, and each of them hereby is, authorized and directed, for and on behalf of ALLTEL, to do any and all things necessary or appropriate to carry out the foregoing amendment.